Exhibit 5.1

767 Fifth Avenue New York, NY 10153-0119 +1 212 310 8000 tel +1 212 310 8007 fax

May 27, 2011

Michael Foods Group, Inc.

301 Carlson Parkway

Suite 400

Minnetonka, Minnesota 55305

Ladies and Gentlemen:

We have acted as counsel to Michael Foods Group, Inc., a Delaware corporation (the “Company”), and Michael Foods, Inc. and Michael Foods of Delaware, Inc., each a Delaware corporation, and MFI Food Asia, LLC, a Delaware limited liability company (collectively, the “Delaware Guarantors”), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 (as amended, the “Registration Statement”) with respect to $430,000,000 aggregate principal amount of 9.750% Senior Notes due 2018 (the “Exchange Notes”) of the Company. The Exchange Notes will be offered in exchange for like principal amount of the Company’s outstanding unregistered 9.750% Senior Notes due 2018 (the “Original Notes”) pursuant to the Registration Rights Agreement, dated as of June 29, 2010 (the “Registration Rights Agreement”), by and among the Company, the Delaware Guarantors, Abbotsford Farms, Inc., Casa Trucking, Inc., Crystal Farms Refrigerated Distribution Company, MFI International, Inc., Minnesota Products, Inc., Northern Star Co., and Papetti’s Hygrade Egg Products, Inc., each a Minnesota corporation, M. G. Waldbaum Company, a Nebraska corporation, and Farm Fresh Foods, Inc., a Nevada corporation (collectively, with the Delaware Guarantors, the “Guarantors”), Goldman, Sachs & Co., Banc of America Securities LLC and Barclays Capital Inc., as representatives of the several purchasers named in Schedule 1 thereto. The Registration Rights Agreement was executed in connection with the private placement of the Original Notes. The Original Notes were, and the Exchange Notes will be, issued pursuant to the Indenture, dated as of June 29, 2010 (including all amendments or supplements thereto, the “Indenture”), among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Exchange Notes will be unconditionally guaranteed on a senior basis by each of the Guarantors pursuant to guarantees contained in the Indenture (the “Guarantees”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement; (ii) the prospectus, which forms a part of the Registration Statement; (iii) the Indenture; (iv) the Registration Rights Agreement; and (v) such corporate and limited liability company records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company and Delaware Guarantors, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

Michael Foods Group, Inc. May 27, 2011 Page 2

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and Delaware Guarantors.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1.	The Exchange Notes (assuming due authentication and delivery of the Exchange Notes by the Trustee in accordance with the terms of the Indenture) will be validly issued and will constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms.

2.	The Guarantees by the Delaware Guarantors (assuming due authentication and delivery of the Exchange Notes by the Trustee in accordance with the terms of the Indenture) will be validly issued and will constitute the legal, valid and binding obligations of each of the Delaware Guarantors, enforceable against each of them in accordance with their terms.

The opinions expressed above with respect to validity, binding effect and enforceability are subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm under the caption “Legal Matters” in the Prospectus that is part of the Registration Statement.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP